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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

BRT REALTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 7, 2011

        The Annual Meeting of Shareholders of BRT Realty Trust will be held on Monday, March 7, 2011, at 9:00 a.m. local time, at the offices of BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11020, for the following purposes:

  1.
  To elect four Class III Trustees to serve until the 2014 Annual Meeting of Shareholders;

  2.
  To approve, by non-binding vote, executive compensation;

  3.
  To recommend, by non-binding vote, the frequency of future non-binding votes on executive compensation;

  4.
  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2011; and

  5.
  To transact any other business as may properly come before the meeting.

        Shareholders of record at the close of business on January 17, 2011 will be entitled to notice of and to vote at our annual meeting. It is important that your common shares of beneficial interest be represented and voted at the meeting. You can vote your common shares of beneficial interest by completing and returning the proxy card. Certain shareholders can also vote their common shares of beneficial interest over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Simeon Brinberg
Secretary

Great Neck, New York
January 28, 2011

BRT REALTY TRUST
2011 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

 GENERAL

        Our board of trustees is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2011 annual meeting of shareholders of BRT Realty Trust. In this proxy statement we refer to BRT Realty Trust as "BRT," "we," "our," "us," "our company," or the "Trust." The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Monday, March 7, 2011.

        The date of this proxy statement is January 28, 2011, the approximate date on which we are mailing this proxy statement and the accompanying form of proxy to our shareholders. Our fiscal year begins on October 1st and ends on September 30th. References in this proxy statement to the "year 2010" or "fiscal 2010" refers to the twelve months from October 1, 2009 through September 30, 2010.

        Our executive offices are located at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021. Our telephone number is (516) 466-3100.

VOTING PROCEDURES

        Shareholders of record at the close of business on January 17, 2011 are entitled to notice of and to vote at the annual meeting of shareholders. The record date was established by our board of trustees. You are entitled to one vote for each common share of beneficial interest you own on January 17, 2011 and do not have the right to vote cumulatively in the election of trustees. Our common shares of beneficial interest, or "common shares," constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting. On the record date there were 13,932,799 common shares outstanding and entitled to vote. In order to carry on the business at the meeting, we must have a quorum present in person or by proxy. This means that at least 6,966,400 common shares must be represented at the meeting, either in person or by proxy, to constitute a quorum. The affirmative vote of a majority of the outstanding common shares is required to elect the four nominees as Class III Trustees, to approve the advisory vote on executive compensation, to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2011 and to act on any other matters properly brought before the meeting. The frequency of the non-binding votes on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.

        Because many shareholders cannot attend the meeting in person, it is necessary that a large number of common shares be represented by proxy. Most shareholders have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage paid envelope provided. Please refer to your proxy card or to the information provided by your bank, broker, or other holder of record to see which options are available to you. You should be aware that if you vote over the internet, you may incur costs, such as telephone and internet access charges, for which you will be responsible. The internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., E.S.T. on March 6, 2011. If you vote by telephone or via the internet, it is not necessary to return a proxy card. The internet and telephone voting procedures are designed to authenticate shareholders by use of a control number, and to allow you to confirm that your instructions have been properly recorded.

        If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, you should sign the proxy card and deliver it to the person so named, and the person so named must then be present to vote at the meeting. Proxy cards so marked should not be mailed to us or to our transfer agent, American Stock Transfer and Trust Company, LLC.

        You can revoke your proxy at any time before it is exercised. To revoke your proxy you may file a written revocation with our Secretary, or you may deliver a properly executed proxy bearing a later date. If you vote by telephone or internet you may also revoke your proxy with a timely and valid later telephone or internet vote, as the case may be. You may also revoke your proxy by attending the meeting and voting in person. If not so revoked, the common shares represented by such proxy will be voted.

        Under New York Stock Exchange Rules, the proposal to ratify the appointment of BDO USA, LLP as independent auditors for the 2011 fiscal year is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting. In contrast, the election of trustees and the advisory votes on executive compensation and the frequency of the advisory votes on executive compensation are non-discretionary items. This means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. The so called "broker non-votes," as well as abstentions to vote on these proposals, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes will have the effect of a vote against Proposal 1 (the election of the nominees as trustees), Proposal 2 (the approval, by non-binding vote, of executive compensation) and Proposal 4 (to ratify the appointment of BDO USA, LLP as our independent auditors for fiscal 2011). The frequency of the advisory vote on executive compensation (Proposal 3) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will therefore have no effect on such vote.

        All common shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If no choice is indicated on the proxy card received from a registered holder, the persons named as your proxies will vote the common shares "FOR" the four nominees (Kenneth F. Bernstein, Fredric H. Gould, Gary Hurand and Elie Weiss) for Class III Trustee, "FOR" the approval of the non-binding vote on executive compensation, "FOR" three years with respect to frequency of the non-binding vote on executive compensation, and "FOR" ratification of the appointment of BDO USA, LLP as independent auditors for fiscal 2011, and as the proxy holders may determine, in their discretion, with respect to other matters that properly come before the meeting. The board of trustees is not currently aware of any business to be acted upon at the meeting other than that which is described in this proxy statement. A representative of American Stock Transfer and Trust Company, LLC will tabulate the votes and act as inspector of elections.

SOLICITATION

        We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our regular employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold common shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to shareholders. We have retained Phoenix Advisory Partners for a fee of $4,500, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our shareholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

 GOVERNANCE OF OUR COMPANY

General

        We are governed by a board of trustees and by the committees of the board. Members of the board are kept informed about our business through discussions with our chairman, our president and chief executive officer and our other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. During fiscal 2010, the board held four meetings and other than Kenneth F. Bernstein (who missed a meeting due to the death of an immediate family member), each trustee attended at least 75% of the aggregate number of board and applicable committee meetings. We typically schedule a board meeting in conjunction with our annual meeting and encourage our trustees to attend the annual meeting of shareholders. Eight of the ten individuals serving as trustees attended our 2010 annual meeting of shareholders.

        Our board of trustees has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The board has affirmatively determined that each of Kenneth F. Bernstein, Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, a majority of our trustees, is "independent" for the purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and all of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee are independent for the purposes of Section 303A. Messrs. Fredric H. Gould, Jeffrey A. Gould and Matthew J. Gould are not independent under New York Stock Exchange Rules because, among other reasons, they serve as executive officers of the Trust. The board based these determinations primarily on a review of the responses of our trustees to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with trustees and relevant facts and circumstances provided to management of any relationships bearing on the independence of a trustee.

        In determining the independence of each of the foregoing trustees, the board considered that (i) Gary Hurand holds approximately a 40% beneficial interest in a family entity which owns a preferred limited partnership interest in Gould Investors L.P. (an affiliate of our company—see "Certain Relationships and Related Transactions"), the preferred limited partnership interest owned by the Hurand family entity has a deemed value of $14,678,000 (the redemption price of the interest) and very limited voting rights, and no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors L.P., and the board concluded that the Hurand family entity's passive investment in Gould Investors L.P. did not disqualify Mr. Hurand from being independent; (ii) Gould Investors L.P. and an entity affiliated with Gould Investors L.P. owns less than 2% of the outstanding shares of Newtek Business Services, Inc., a public company in which Jeffrey Rubin was a director and an executive officer until March 2009, and the board concluded that such investment by Gould Investors L.P. and an affiliated entity in Newtek Business Services, Inc. did not disqualify Mr. Rubin from being independent; (iii) Elie Weiss is the son-in-law of Gary Hurand, an independent trustee, and an entity controlled by him participated on a pari passu basis as a 25% participant in a $2 million mortgage loan originated by us in February 2007 (prior to Mr. Weiss joining the Board), which was paid off in January 2009, and the board concluded that such relationships did not disqualify Mr. Weiss from being independent; and (iv) an entity in which Jonathan H. Simon is a control person entered into a contingent contract to acquire a development site in Manhattan, New York from Gould Investors L.P. for approximately $17 million (this entity's purchase price offer was competitive with the best offers received). Due to the crisis in the real estate and credit markets, this entity terminated the contract and made a termination payment to Gould Investors L.P. in December, 2008, and the board concluded that the transaction between Gould Investors L.P. and the entity controlled by Mr. Simon did not disqualify Mr. Simon from being independent.

        The board has adopted a charter for each committee, as well as corporate governance guidelines that address the make-up and functioning of the board. You can find each charter and the corporate governance guidelines by accessing the corporate governance section of our website at www.brtrealty.com. Copies of these charters and the corporate governance guidelines may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all trustees, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions. The code of business conduct and ethics covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The code of business conduct and ethics, as amended and restated, is available at the corporate governance section of our website at www.brtrealty.com and may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary. During fiscal 2010, there were no waivers of the provisions of the code of business conduct and ethics with respect to any of our trustees, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code of business conduct and ethics, as amended and restated, on our website.

Risk Oversight

        Management is responsible for the day-to-day management of risks we face. Our board of trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our nominating and corporate governance committee oversees corporate governance risks and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

        At each quarterly meeting of the audit committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, and, as required, the audit committee reviews risks arising from related party transactions. In addition, at each meeting of the audit committee, our chief financial officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

        At each meeting of the board of trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the audit committee.

Leadership Structure

        Our company is led by Fredric H. Gould, chairman of our board, and Jeffery A. Gould, president and chief executive officer. The board of trustees believes that: (i) separating the role of chairman and chief executive officer is the most appropriate structure at this time because it makes the best use of the abilities of Fredric H. Gould and Jeffery A. Gould; and (ii) its risk oversight activities does not have any effect on the board's leadership structure.

 Committees of the Board of Trustees

Audit Committee

        Our board of trustees has adopted an audit committee charter delineating the composition and responsibilities of the audit committee. The audit committee charter requires that the audit committee be comprised of at least three members, all of whom are independent trustees and at least one of whom is an "audit committee financial expert." Our board of trustees has determined that all of the members of our audit committee are independent for the purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 303.01 of the Listed Company Manual of the New York Stock Exchange, and that Louis C. Grassi, chairman of the audit committee, qualifies as the "audit committee financial expert."

        The audit committee, which is comprised of Louis C. Grassi (Chairman), Gary Hurand and Elie Weiss, met five times during fiscal 2010. (Elie Weiss joined the committee in March 2010 in connection with the annual board meeting in place of Alan H. Ginsburg). Among other things, the audit committee is responsible for assisting the board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm's qualification and independence, and (iv) the performance of our internal audit function and of our independent registered public accounting firm, and for the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The board has determined that each member of the audit committee satisfies the financial literacy requirements of the New York Stock Exchange.

Compensation Committee

        The compensation committee, which is comprised of Jeffrey Rubin (chairman), Alan H. Ginsburg and Jonathan H. Simon, all of whom are independent, met three times during fiscal 2010. The compensation committee reviews and makes recommendations to the board with respect to the salaries, bonuses and stock incentive awards of our executive officers and employees.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee, which is comprised of Gary Hurand (chairman), Louis C. Grassi and Elie Weiss, all of whom are independent, met once in fiscal 2010. The principal responsibilities of this committee include proposing to the board of trustees a slate of nominees for election to the board of trustees at the annual meeting of shareholders, making a recommendation to the board of trustees with respect to the independence of each trustee, identifying and recommending candidates to fill vacancies on the board of trustees or committees thereof between annual meetings of shareholders, proposing a slate of officers to the trustees for election at the annual meeting of the board and monitoring corporate governance matters, including overseeing our corporate governance guidelines.

        The board believes that it should be comprised of trustees with complementary backgrounds, and that trustees should, at a minimum, have expertise that may be useful to us. Our nominating and corporate governance committee has not adopted a formal diversity policy in connection with the consideration of trustee nominations or the selection of nominees. It considers the personal and professional attributes and the business experience of each trustee candidate to promote diversity of expertise and experience among our trustees. Additionally, trustees should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

        When considering candidates for trustee, the nominating and corporate governance committee will take into account a number of factors, including the following:

  •
  Independence from management;

  •
  Whether the candidate has relevant business experience;

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  Judgment, skill, integrity and reputation;

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  Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;

  •
  Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and

  •
  The size and composition of the existing board.

        The nominating and corporate governance committee will consider candidates for trustee suggested by shareholders, applying the criteria for candidates described above, considering the additional information referred to below and evaluating such nominees in the same manner as other candidates. Shareholders wishing to suggest a candidate for trustee should write to our Secretary and include:

  •
  A statement that the writer is a shareholder and is proposing a candidate for consideration by the committee;

  •
  The name of and contact information for the candidate;

  •
  A statement of the candidate's business and educational experience;

  •
  Information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;

  •
  A statement detailing any relationship between the candidate and any competitor of the Trust;

  •
  Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

  •
  A statement that the candidate is willing to be considered and willing to serve as a trustee if nominated and elected.

        Before nominating a sitting trustee for re-election at an annual meeting of shareholders, the nominating and corporate governance committee will consider:

  •
  The trustee's performance on the board; and

  •
  Whether the trustee's re-election would be consistent with our corporate governance guidelines.

        When seeking candidates for trustee, the nominating and corporate governance committee may solicit suggestions from management, incumbent trustees or others. The nominating and corporate governance committee will interview a candidate if it believes the candidate might be suitable to be a trustee. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board, it will recommend the candidate's election to the full board.

Independence of Trustees

        The following standards for "director" independence are applicable to us in accordance with the New York Stock Exchange corporate governance listing standards:

  •
  No trustee qualifies as "independent" unless the board affirmatively determines that the trustee has no material relationship with us or any of our subsidiaries (either directly or as a partner,

    shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

  •
  A trustee who is an employee, or whose immediate family member is an executive officer, of ours or any of our subsidiaries is not independent until three years after the end of such employment relationship;

  •
  A trustee who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;

  •
  A trustee who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a trustee who is a current employee of our internal or external auditor, a trustee who has an immediate family member who is a current employee of our internal or external auditor and who participates in our audit, assurance or tax compliance (but not tax planning) practice, or a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time, can not be considered independent;

  •
  A trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries' present executives serve on that company's compensation committee is not "independent" until three years after the end of such service or employment relationship; and

  •
  A trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not "independent" until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

        Under "director" independence standards, the board must affirmatively determine that a trustee has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a trustee. The board has not adopted any requirements or standards for "director" independence beyond the New York Stock Exchange corporate governance listing standards.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee are Jeffrey Rubin (Chairman), Alan H. Ginsburg and Jonathan H. Simon. None of the members of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries or has had any relationship with the Trust that would require disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Party Transactions) and no "compensation committee interlocks" existed during fiscal 2010.

Compensation of Trustees

        Non-management members of our board of trustees are paid an annual retainer of $20,000. In addition, each member of the audit committee is paid an annual retainer of $5,000, the chairman of the audit committee is paid an additional annual retainer of $10,000, each member of the compensation committee is paid an annual retainer of $4,000, the chairman of the compensation committee is paid an additional annual retainer of $8,000, each member of the nominating and corporate governance committee is paid an annual retainer of $3,000 and the chairman of the nominating and corporate governance committee is paid an additional annual retainer of $4,000. Each non-management member of our board of trustees is also paid $1,200 for each board meeting and $1,000 for each committee meeting attended in person and $750 for each board meeting and committee meeting attended by telephone conference. In fiscal 2010, each non-management member of our board of trustees was awarded 3,000 restricted common shares under the BRT Realty Trust 2009 Incentive Plan. The restricted shares have a five year vesting period during which period the registered owner is entitled to vote and receive distributions on such shares. Non-management trustees who reside outside of the local area in which our executive office is located also receive reimbursement for travel expenses incurred in attending board and committee meetings.

        The following table sets forth the cash and non-cash compensation of trustees for the fiscal year ended September 30, 2010:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		Total ($)(4)
Kenneth F. Bernstein*	22,400	13,320	(5)	35,720
Alan H. Ginsburg*	32,750	13,320	(5)	46,070
Fredric H. Gould	—	35,520	(6)	35,520	(7)
Matthew J. Gould	—	35,520	(6)	35,520	(7)
Louis C. Grassi*	48,600	13,320	(5)	61,920
Gary Hurand*	39,650	13,320	(5)	52,970
Jeffrey Rubin*	39,600	13,320	(5)	52,920
Jonathan H. Simon*	32,650	13,320	(5)	45,970
Elie Weiss*	31,900	13,320	(8)	45,220

*
Independent trustee

(1)
The compensation received by Jeffrey A. Gould, our president, chief executive officer and a trustee, is set forth in the Summary Compensation Table and is not included in the above table.

(2)
Includes all fees earned or paid in cash for services as a trustee during fiscal 2010, including annual retainer and meeting fees and committee and committee chairmanship annual retainer and meeting fees.

(3)
Represents the aggregate grant date fair value for fiscal 2010 computed in accordance with ASC Topic 718. The table below shows the aggregate number of unvested restricted shares awarded to and held by the named trustees as of September 30, 2010:

Name	Unvested Restricted Shares
Kenneth F. Bernstein	9,750
Alan H. Ginsburg	9,750
Fredric H. Gould	25,600
Matthew J. Gould	25,600
Louis C. Grassi	9,750
Gary Hurand	9,750
Jeffrey Rubin	9,750
Jonathan H. Simon	9,750
Elie Weiss	7,500
(4)
Excludes dividends declared in fiscal 2009 and paid to trustees in fiscal 2010 on unvested restricted shares inasmuch as such dividends were reflected in the compensation paid to trustees in our proxy statement for our 2010 annual meeting of shareholders.

(5)
On January 31, 2006, we awarded 1,000 restricted shares, with a grant date fair value of $25,130. On January 31, 2007, we awarded 1,250 restricted shares, with a grant date fair value of $35,688. On January 31, 2008, we awarded 1,500 restricted shares, with a grant date fair value of $23,535. On February 2, 2009, we awarded 3,000 restricted shares, with a grant date fair value of $12,150. On January 29, 2010, we awarded 3,000 restricted shares with a grant date fair value of $13,320. Each share of restricted stock vests five years after the date of grant.

(6)
On January 31, 2006, we awarded 2,800 restricted shares, with a grant date fair value of $70,364. On January 31, 2007, we awarded 2,800 restricted shares, with a grant date fair value of $79,940. On January 31, 2008, we awarded 4,000 restricted shares, with a grant date fair value of $62,760. On February 2, 2009, we awarded 8,000 restricted shares, with a grant date fair value of $32,400. On January 29, 2010, we awarded 8,000 restricted shares, with a grant date fair value of $35,520. Each share of restricted stock vests five years after the date of grant.

(7)
The table does not include the compensation paid to such person in fiscal 2010 by REIT Management Corp., advisor to our company. See "Certain Relationships and Related Transactions" for a discussion of the compensation paid to such person by our advisor in fiscal 2010.

(8)
On January 31, 2008, we awarded 1,500 restricted shares, with a grant date fair value of $23,535. On February 2, 2009, we awarded 3,000 restricted shares, with a grant date fair value of $12,150. On January 29, 2010, we awarded 3,000 restricted shares, with a grant date fair value of $13,320. Each share of restricted stock vests five years after the date of grant.

Non-Management Trustee Executive Sessions

        In accordance with New York Stock Exchange listing standards, our non-management trustees meet regularly in executive sessions without management. "Non-management" trustees are all those trustees who are not employees or officers of our company and include trustees, if any, who are not employees or officers but who were not determined to be "independent" by our board of trustees. The board has not designated a "Lead Director" or a single trustee to preside at executive sessions. The person who presides over executive sessions of non-management trustees is one of the committee chairmen. To the extent practicable, the presiding trustee at the executive sessions is rotated among the chairmen of the board's committees.

 Communications with Trustees

        Shareholders and interested persons who want to communicate with our board or any individual trustee can write to:

    BRT Realty Trust
    60 Cutter Mill Road, Suite 303
    Great Neck, NY 11021
    Attention: Secretary

        Your letter should indicate that you are a shareholder of BRT Realty Trust. Depending on the subject matter, the Secretary will:

  •
  Forward the communication to the trustee or trustees to whom it is addressed;

  •
  Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or

  •
  Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        At each board meeting, the Secretary will present a summary of communications received, if any, since the last meeting that were not forwarded and make those communications available to the trustees on request.

        In the event that a shareholder, employee or other interested person would like to communicate with our non-management trustees confidentially, they may do so by sending a letter to "Non-Management Trustees" at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, TRUSTEES AND MANAGEMENT

        The following table sets forth information concerning our common shares owned as of January 17, 2011 by (i) each person beneficially owning five percent or more of our common shares, (ii) each trustee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all trustees and executive officers as a group.

Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class
Kenneth F. Bernstein(2)	16,898	*
Alan H. Ginsburg(2)	14,430	*
Fredric H. Gould(2)(3)	3,506,453	25.2%
Jeffrey A. Gould(2)(4)	416,082	3.0%
Matthew J. Gould(2)(5)	3,199,550	23.0%
Mitchell Gould	82,729	*
Louis C. Grassi(2)	18,993	*
Gary Hurand(2)(6)	357,196	2.6%
David W. Kalish(7)	429,010	3.2%
Mark H. Lundy(8)	108,819	*
Jeffrey Rubin(2)	16,898	*
Jonathan H. Simon(2)	14,330	*
Elie Weiss(2)	31,731	*
George Zweier	35,490	*
Gould Investors L.P(11)	2,777,264	19.9%
All Trustees and Executive Officers as a group (17 persons)(9)(10)	5,750,216	41.3%

*
Less than 1%

(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days, whether upon the exercise of a stock option or otherwise. The percentage of beneficial ownership is based on 13,932,799 common shares outstanding (excluding treasury shares) on January 17, 2011.

(2)
A trustee.

(3)
Includes (i) 271,440 common shares owned by the pension and profit sharing trusts of BRT Realty Trust and REIT Management Corp. of which Fredric H. Gould is a trustee, as to which shares he has shared voting and investment power, (ii) 23,469 common shares owned by a charitable foundation, of which he is a director, as to which shares he has shared voting and investment power, (iii) 33,259 common shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (iv) 25,260 common shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (v) 2,468 common shares held by him as custodian for his grandson (as to which shares he disclaims beneficial interest). Also includes 37,081 common shares owned by One Liberty Properties, Inc., of which he is chairman of the board and 2,777,264 common shares owned by Gould Investors L.P., of which an entity wholly owned by him is the managing general partner and another entity wholly owned by him is the other general partner. Does not include 7,512 common shares owned by Mrs. Fredric H. Gould, as to which shares Mrs. Fredric H. Gould has sole voting and investment power and Mr. Fredric H. Gould disclaims beneficial interest.

(4)
Includes 28,497 common shares owned by Jeffrey A. Gould as custodian for his children (as to which shares he disclaims beneficial interest), 23,469 common shares owned by a charitable foundation, of which he is a director, as to which shares he has shared voting and investment power, and 33,259 common shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which shares he disclaims beneficial interest). Also includes 37,081 common shares owned by One Liberty Properties, Inc. of which he is a director and an executive officer.

(5)
Includes 20,479 common shares owned by Mr. Matthew J. Gould as custodian for his children (as to which shares he disclaims beneficial interest), 23,469 common shares owned by a charitable foundation, of which he is a director, as to which shares he has shared voting and investment power, 33,259 common shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims a beneficial interest) and 2,777,264 common shares owned by Gould Investors L.P. Mr. Gould is president of the managing general partner of Gould Investors L.P. Also includes 37,081 common shares owned by One Liberty Properties, Inc., of which he is a director and executive officer. Does not include 48,745 common shares owned by Mrs. Matthew J. Gould as to which shares Mr. Gould disclaims beneficial interest and she has sole voting and investment power or 1,140 common shares owned by his children as to which shares he disclaims beneficial interest and his children have sole voting and investment power.

(6)
Includes 90,672 common shares held directly by Mr. Hurand, of which 57,293 shares are pledged; 101,945 common shares owned by limited liability companies in which Mr. Hurand is a member, of which 97,953 shares are pledged; and 161,479 common shares owned by a corporation in which Mr. Hurand is an officer and shareholder, of which 121,377 shares are pledged.

(7)
Includes 312,636 common shares owned by the pension and profit sharing trusts of BRT Realty Trust, REIT Management Corp. and Gould Investors L.P., as to which Mr. Kalish has shared voting and investment power. Does not include 4,870 common shares owned by Mrs. David W. Kalish, as to which shares Mr. Kalish disclaims beneficial interest and Mrs. Kalish has sole voting and investment power.

(8)
Does not include 1,221 common shares owned by Mrs. Mark Lundy, as custodian for her children, as to which shares Mr. Lundy disclaims beneficial interest and Mrs. Lundy has sole voting and investment power.

(9)
This total is qualified by notes (3) through (8).

(10)
Includes an aggregate of 6,000 common shares which underlie options granted to persons other than those described in notes (3) through (8) above.

(11)
Such person's address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.

 ELECTION OF TRUSTEES
(Proposal 1)

        The board of trustees is divided into three classes, each of which is elected for a staggered term of three years. Our Third Amended and Restated Declaration of Trust provides for the number of trustees to be between five and fifteen, the exact number to be determined by our board of trustees. The board has fixed the number of trustees at ten. The board may, following the meeting, increase or decrease the size of the board and fill any resulting vacancy or vacancies.

        At the annual meeting of shareholders, four Class III Trustees (Kenneth F. Bernstein, Fredric H. Gould, Gary Hurand and Elie Weiss) are standing for election to our board of trustees. Each nominee has been recommended to our board of trustees by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our board of trustees to stand for election at the annual meeting, to hold office until our 2014 annual meeting and until his successor is elected and qualified. Class I Trustees will be considered for election at our 2012 annual meeting and Class II Trustees will be considered for election at our 2013 annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

        We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a trustee, unless a shareholder withholds authority, the persons named in the proxy card may vote for any substitute nominee proposed by the board of trustees. Each nominee, if elected, will serve until the annual meeting of shareholders to be held in 2014. Each other trustee whose current term will continue after the date of our 2011 annual meeting will serve until the annual meeting of shareholders to be held in 2012 with respect to the Class I Trustees, and 2013 with respect to the Class II Trustees.

        The following table sets forth certain information regarding each nominee for election to the board of trustees:

Nominees for Election As Class III Trustees Whose Term Expires in 2014

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Kenneth F. Bernstein 49 years	Trustee since June 2004; President and Chief Executive Officer of Acadia Realty Trust, a real estate investment trust focused primarily on the ownership, acquisition, redevelopment and management of retail properties, since January 2001. His experience as president and chief executive officer of a New York Stock Exchange listed REIT for approximately nine years, his leadership positions with various real estate industry associations and his background as a practicing attorney make him a valuable member of our board.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 75 years

Trustee since 1983; Chairman of our Board since 1984; Chairman of the Board of Directors since 1989, Chief Executive Officer from July 2005 to December 2007, and President from July 2005 to December 2006, of One Liberty Properties, Inc.; Chairman of the Board of Georgetown Partners, Inc., managing general partner of Gould Investors L.P., since December 1997 and sole member of Gould General LLC, a general partner of Gould Investors L.P.; President of REIT Management Corp., advisor to the Trust, since 1986; Director of East Group Properties, Inc. since 1998. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate business for approximately 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company's business and history makes him an important member of our board of directors.

Gary Hurand 64 years

Trustee since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor since 1990. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the board in light of his 20 years of service as a trustee of our Company, his extensive experience in commercial real estate and in business operations and as a director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 38 years

Trustee since December 2007; engaged in real estate development since September 2007; Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties from September 1997 to September 2007. Mr. Weiss is a principal in two restaurant development and operating groups, Paladar Latin Kitchen and Rum Bar and Province with restaurants in Ohio, Maryland, Illinois and Arizona. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His entrepreneurial and extensive real estate experience makes him a valuable member of our board.

Vote Required for Approval of Proposal 1

        The affirmative vote of a majority of the outstanding common shares is required for the election of each nominee for trustee.

        THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF CLASS III TRUSTEES. THE PERSONS NAMED IN THE PROXY CARD INTEND TO VOTE SUCH PROXY FOR THE ELECTION AS TRUSTEES OF KENNETH F. BERNSTEIN, FREDRIC H. GOULD, GARY HURAND AND ELIE WEISS.

        The following tables set forth information regarding trustees whose terms will continue after the date of the annual meeting:

Class I Trustees Whose Term Expires in 2012

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 72 years	Trustee since December 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. He also serves as Chairman of CED Construction, Inc. and Concord Management, Ltd. His more than 20 years experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate and real estate lending industry.
Jeffrey A. Gould 45 years

Trustee since 1997; President and Chief Executive Officer since January 2002, President and Chief Operating Officer from March 1996 to December 2001; Senior Vice President and director since December 1999 of One Liberty Properties, Inc.; Senior Vice President of Georgetown Partners, Inc., managing general partner of Gould Investors L.P., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould's experience in a broad range of real estate activities, including mortgage lending, real estate evaluation, management and sale of real estate, and his nine years as our President and Chief Executive Officer enables him to provide key insights on strategic, operational and financial matters related to our business.

Jonathan H. Simon 45 years

Trustee since December 2006; President and Chief Executive Officer since 1994 of The Simon Development Group, a private company which has developed, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced by real estate entrepreneurs which is helpful to us as a real property lender.

 Class II Trustees Whose Term Will Expire in 2013

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 51 years	Trustee since June 2004, a senior vice president since 1993, and a trustee from March 2001 to March 2004; President of Georgetown Partners, Inc., managing general partner of Gould Investors L.P., since March 1996; vice president of REIT Management Corp., advisor to the Trust, since 1986; director and senior vice president of One Liberty Properties, Inc. since 1999 and President of One Liberty Properties from 1989 to 1999. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable asset to our board in its deliberations.
Louis C. Grassi 55 years	Trustee since June 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998. Mr. Grassi has been involved for more than 25 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and skill needed as the chairman and financial expert of our audit committee and as a member of our compensation committee.
Jeffrey Rubin 43 years	Trustee since March 2004; since March 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from February 1999 to March 2009. He served in 2008 and 2009 as a director of Emerging Vision, Inc., an operator of a chain of retail optical stores. Mr. Rubin's experience as the president and a director of a public company and his experience in business and financial matters are valuable to our company in his activities as the chairman of our compensation committee and in his activities as a trustee.

PROPOSAL 2
ADVISORY APPROVAL OF
COMPENSATION OF EXECUTIVES

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires that we seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our shareholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Trustees recommends that you indicate your support for the Company's compensation policies and procedures for its named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:

        "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the BRT Realty Trust 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables and related information disclosed in the Executive Compensation section of such proxy statement)."

THE BOARD OF TRUSTEES RECOMMENDS
A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY
AT WHICH WE WILL SEEK SHAREHOLDER ADVISORY
VOTES ON EXECUTIVE COMPENSATION

        In addition to requesting the shareholder advisory approval of the executive compensation program, the Dodd-Frank Act also requires that once every six years we seek shareholder approval of how often we will seek advisory approval of executive compensation. The Dodd-Frank Act requires that we present every one, two or three years, or abstain as alternatives for shareholders.

        The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Trust based on a number of considerations, including the following:

  •
  the elements of our executive compensation program should not change in a significant manner from year to year;

  •
  shareholders have various methods of providing feedback on executive compensation matters even in years in which there is no advisory vote on executive compensation—for example, by communicating directly with the Board, as discussed under "Governance of our Company—Communications with Trustees;"

  •
  a three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

  •
  a three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation programs.

        Although the vote on this Proposal is advisory and non-binding, the Board will carefully consider the voting results. The alternative (i.e., one year, two years, or three years) that receives the most votes will be deemed approved by the shareholders.

THE BOARD OF TRUSTEES RECOMMENDS
A VOTE OF EVERY THREE YEARS FOR THE FREQUENCY
AT WHICH WE WILL PRESENT TO
SHAREHOLDERS AN ADVISORY VOTE ON COMPENSATION OF EXECUTIVES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4)

General

        The audit committee and the board of trustees is seeking ratification of the appointment of BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending September 30, 2011. Representatives of BDO and Ernst & Young LLP, our auditors for more than the past three fiscal years, are expected to be present at the annual meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

        We are not required to have our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If our shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain BDO, but may, after reconsidering, still decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests.

        The affirmative vote of the holders of a majority of outstanding common shares present at the meeting, in person or by proxy, is required to ratify the appointment of BDO as our independent registered public accounting firm for fiscal 2011.

        THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

 Change in Auditors

        On December 14, 2010, the audit committee of our board of trustees dismissed Ernst & Young LLP as our independent registered public accounting firm.

        Ernst & Young's reports on our consolidated financial statements for the fiscal years ended September 30, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2010 and 2009 and through December 14, 2010, (i) there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make a reference thereto in its reports on our consolidated financial statements for such periods and (ii) there have been no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

        On December 28, 2010, the audit committee of our board of trustees engaged BDO as our independent registered public accountants, as of and for the fiscal year ending September 30, 2011 and the interim periods prior to such year-end. During our two most recent fiscal years and through December 28, 2010, we did not consult with BDO regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did BDO provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years and through December 28, 2010, we did not consult with BDO on any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

 Audit and Other Fees

        The following table presents the fees for professional audit services billed by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended September 30, 2010 and 2009 and the audit of internal control over financial reporting for the years ended September 30, 2010 and 2009 and fees billed for other services rendered to us by Ernst & Young LLP for each of such years:

	Fiscal 2010	Fiscal 2009
Audit fees(1)	$433,201	$553,224
Audit related fees(2)	—	43,500
Tax fees(3)	15,130	23,500
All other fees	—	—

TOTAL FEES	$448,331	$620,224

(1)
Audit fees include fees for the audit of our annual consolidated financial statements, the annual audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and review of the financial statements included in our quarterly reports on Form 10-Q.

(2)
Audit related fees include fees related to the preparation of Registration Statements on Form S-8 and Form S-3.

(3)
Tax fees consist of fees for tax advice, tax compliance and tax planning.

Approval Policy for Audit and Non-Audit Services

        The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.

        Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved by the audit committee in advance at a regularly scheduled meeting, by unanimous consent or at a meeting held by telephone conference.

        For fiscal 2010, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.

 REPORT OF THE AUDIT COMMITTEE

        The board of trustees has determined that each member of the audit committee is "independent," as required by Section 10A(m)(3) of the Exchange Act and the rules and regulations promulgated thereunder and by the listing standards of the New York Stock Exchange.

        The audit committee is appointed by the board of trustees to oversee and monitor, among other things, the financial reporting process, the independence and performance of the independent registered public accounting firm, the Trust's internal controls and the performance of the accounting firm performing the internal audit function on behalf of the Trust. It is the responsibility of executive management to prepare the Trust's financial statements in accordance with generally accepted accounting principles, and it is the responsibility of the independent registered public accounting firm to perform an independent audit of the Trust's financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

        In this context, the audit committee met on five occasions in fiscal 2010 and held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that the fiscal 2010 year end consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee also reviewed and discussed the Trust's internal control procedures with management, the independent registered public accounting firm and the accounting firm performing the internal audit function on behalf of the Trust. In addition, the audit committee reviewed the activities of management's disclosure controls and procedures committee and confirmed prior to approving each quarterly filing and the annual filing with the Securities and Exchange Commission that the requisite officers of the Trust were in accord with the certifications required under the Sarbanes-Oxley Act of 2002 and would execute and deliver such certifications. In fiscal 2010, the audit committee reviewed the unaudited quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q with the Securities and Exchange Commission and each earnings press release prior to issuance. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committee).

        In addition, the audit committee discussed with the independent registered public accounting firm the auditor's independence, and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). Further, the audit committee reviewed and approved the auditors' fees, both for performing audit and non-audit services. The committee also considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the auditor's independence and concluded that it was compatible with maintaining its independence.

        The audit committee was provided with a report by the independent registered public accounting firm that included a description of material issues raised by its most recent "peer review" and any inquiry or investigation by governmental or professional authorities within the past few years respecting one or more independent audits carried out by the independent registered public accounting firm.

        The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the Trust's financial reporting. In fiscal 2010, the audit committee reviewed and discussed with the independent registered public accounting firm, the accounting firm performing the Trust's internal audit function and management, the Trust's compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the audit of internal controls over financial reporting.

        Based on the reviews and discussions referred to above, the audit committee recommended that the Trust's audited consolidated financial statements for the year ended September 30, 2010 be included in the Trust's Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission.

Louis C. Grassi (Chairman) Gary Hurand Elie Weiss

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights

        The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

  •
  all of our named executive officers are employees at will—none of these officers have employment agreements with us;

  •
  though we do not have a formal policy requiring a minimum level of ownership of our shares by our named executive officers, these officers own beneficially in the aggregate approximately 1,072,130 shares or 7.7% of our outstanding shares and none of such officers has sold any of their shares in more than the past five years;

  •
  there are no severance or similar arrangements for our named executive officers, other than the accelerated vesting of restricted share awards upon a change of control as described herein;

  •
  there are no excise tax gross ups or similar arrangements for our executive officers;

  •
  the restricted shares awarded to our named executive officers vest five years after the grant date on a "cliff-vesting" basis—the shares do not vest incrementally on a quarterly or annual basis;

  •
  the compensation we pay our named executive officers is generally related (though not formulaically tied to) to our financial performance. Specifically,

  •
  when our net loss attributable to common shareholders increased to $47.8 million in fiscal 2009 from a net loss attributable to common shareholders of $260,000 in fiscal 2008, the aggregate of the cash bonus and value of stock awards granted to Jeffrey A. Gould, George Zweier and Mitchell Gould (i.e., our full-time named executive officers) for fiscal 2009 decreased by $77,160 (62.9%), $23,070 (44.9%) and $32,515 (42.3%), respectively, from fiscal 2008 and the total compensation of Jeffrey A. Gould, George Zweier and Mitchell Gould decreased from fiscal 2009 by $261,044 (27.3%), $13,574 (4.9%) and $53,434 (13.3%), respectively, from their total compensation in fiscal 2008.

  •
  in fiscal 2010, our net loss attributable to common shareholders decreased to $8 million from a net loss attributable to common shareholders of $47.8 million in fiscal 2009. The aggregate of the cash bonus and value of stock awards granted to Jeffrey A. Gould, George Zweier and Mitchell Gould for fiscal 2010 increased by $6,920 (15.2%), $4,338 (15.3%) and $4,120 (9.3%), respectively, and the total compensation payable to Jeffrey A. Gould and Mitchell Gould, increased by $20,413 (2.9%), and $5,276 (1.5%), respectively, from their total compensation in fiscal 2009. Mr. Zweier's total compensation in fiscal 2010 decreased slightly from his total compensation in fiscal 2009.

  •
  the total compensation paid to our named executive officers in fiscal 2010 was significantly less than the compensation paid to such officers in fiscal 2008.

General

        This compensation discussion and analysis describes our compensation objectives and policies as applied to our named executive officers in fiscal 2010. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis. We also describe compensation actions taken historically to the extent it enhances an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of executive officers employed by us on a full-time basis to our board of trustees for its approval, and our audit committee reviews the appropriateness of the allocation to us under a shared services agreement of the compensation of executive officers who perform services for us on a part time basis. Another element of our compensation program is the fee paid by us to our advisor, REIT Management Corp., pursuant to an amended and restated advisory agreement, and the related payment by our advisor of compensation to certain of our executive officers, including certain of our named executive officers.

        Historically, we have used the following compensation structure with respect to the compensation paid by us to our executive officers:

  •
  executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our president and chief executive officer, Mitchell Gould, our executive vice president and George Zweier, our vice president and chief financial officer. These named executive officers are primarily involved in activities related to our basic lending business, including loan originations, loan underwriting, due diligence activities, loan portfolio management, loan workout and enforcement, and financial reporting;

  •
  executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to us and to the other entities which are parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting and tax matters, corporate governance, Securities and Exchange Commission and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving loan originations, loan workouts, litigation (including foreclosure actions) and capital raising. David W. Kalish and Mark H. Lundy, senior vice presidents, who also serve as our senior vice president, finance and general counsel, respectively, are the only named executive officers who fit into this category;

  •
  executive officers who devote their time to us on a part-time basis, who receive compensation from our advisor, but do not receive basic annual compensation from us and whose basic annual compensation is not allocated to us under the shared services agreement. We pay a fee to our advisor for the services it performs for us pursuant to an advisory agreement, as amended. The advisor compensates these executive officers for the services they perform for our advisor for our benefit. The advisory agreement was entered into in 1983, and amended and restated effective as of January 1, 2007. This agreement, which was to expire on December 31, 2010, was extended until April 30, 2011. None of our named executive officers fit into this category in fiscal 2010. Jeffrey A. Gould, David W. Kalish and Mark H. Lundy, named executive officers, receive compensation from our advisor in the form of consulting fees. The services which the advisor performs for us include, among other services, arranging and negotiating credit lines and mortgage financing for us and our joint ventures, interfacing with our lenders, participating in our loan analysis and approvals (which includes its executives serving on our loan committee), providing investment advice, workout and litigation strategy (including foreclosure actions and borrower bankruptcies), and consulting with our executives and employees in many other aspects of our business, as required. Of the named executive officers who receive compensation from the advisor, Jeffrey A. Gould is the only one who receives direct compensation from us. The basic annual compensation of David W. Kalish and Mark H. Lundy, both of whom receive compensation from our advisor, is allocated to us under the shared services agreement.

 Objectives of our Executive Compensation Program

        The objective of our compensation program with respect to executive officers who devote their full-time to our affairs is to ensure that the total compensation paid to such officers is fair and competitive. The compensation committee believes that relying on this principle will permit us to retain and motivate our executive officers. We have historically experienced a low level of employee (including executive) turn-over. In the event that a senior executive officer is added to our staff, the compensation of such officer is negotiated on a case-by-case basis, with the goal being to provide a competitive salary and an equity interest sufficient to motivate the executive and align his interests with those of our shareholders. With respect to senior executive officers whose compensation is allocated to us under the shared services agreement, it is our objective that each of these executive officers receives compensation which is reasonable for the services they perform on our behalf. In addition, the compensation committee must be satisfied that those executives who devote their time to us on a part-time basis provide us with sufficient time and attention to fully meet our needs and to fully perform their duties on our behalf. The compensation committee is of the opinion that our part-time executive officers are not distracted by their activities on behalf of affiliated entities and performance of activities on behalf of affiliated entities does not adversely affect their ability to perform their duties on our behalf.

        Our compensation committee believes that utilizing part-time executive officers pursuant to the shared services agreement and the advisory agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate lending, real estate management, finance, banking, legal, accounting and tax matters that an organization our size could not otherwise afford. The Committee is currently conducting a review of our organization structure and compensation practices.

Compensation Setting Process

  Full-time Executive Officers

        To establish compensation for our executive officers for fiscal 2010, the compensation committee reviewed the annual compensation survey prepared for the National Association of Real Estate Investment Trusts (NAREIT) to understand the base salary, bonus, long-term incentives and total compensation paid by other REITs to their executive officers to assist us in providing a fair and competitive compensation package to our full-time executive officers. Although there are many companies engaged in real estate lending, there are few companies which engage in the short-term, bridge lending business in which we engage or have a market capitalization comparable to ours. As a result, the NAREIT compensation survey, although helpful, does not provide information which is directly applicable to us. Accordingly, and since we have only ten full-time employees, we determine compensation for our full-time employees, including our executive officers, on a case-by-case basis and our compensation decisions are subjective. We do not utilize specific performance targets.

        For our full-time executive officers, other than the president and chief executive officer, the recommendations of our president and chief executive officer plays a significant role in the compensation-setting process, since the president and chief executive officer is aware of each executive officer's duties and responsibilities and is most qualified to assess the level of each officer's performance in carrying out his duties and responsibilities. The president and chief executive officer, prior to making recommendations to the compensation committee concerning each executive officer's compensation, consults with the chairman of our board of trustees and other senior executive officers. During this process, they consider our overall performance for the immediately preceding fiscal year, including, without limitation, our results from operations. In fiscal 2010, which was a difficult year for our company due to the continuing impact of the recessionary environment and the challenges faced in the credit markets and in commercial real estate, consideration was given to an executive's activities in workouts and foreclosures, property operations and sale of properties after acquisition in foreclosure as well as loan origination activities. Since executive officers have different responsibilities, no performance criteria is given more weight than any other. In considering base compensation, the president and chief executive officer, chairman of the board and other senior executive officers assesses an individual's performance, which assessment is highly subjective. After this process, the president and chief executive officer proposes to the compensation committee with respect to each full-time executive officer, a base salary for the next year, a bonus applicable to the preceding fiscal year (which is paid in the following year), and the number of shares of restricted stock to be awarded to each individual executive officer. At its annual compensation committee meeting, the compensation committee reviews these recommendations. The compensation committee has discretion to accept, reject or modify the recommendations. The final decision by the compensation committee on compensation matters related to executive officers, other then with respect to the president and chief executive officer, is reported to the board of trustees, which can approve or modify the action of the committee.

        With respect to our president and chief executive officer, after the compensation committee has reviewed the NAREIT compensation survey for any helpful information, and our overall performance for the preceding fiscal year, the chairman of the committee meets with the president and chief executive officer to discuss and review his total compensation, including the compensation he receives from our advisor and from the other parties to the shared services agreement. The compensation committee then determines annual base compensation, and bonus, if any, for the president and chief executive officer and reports its determinations to the board of trustees. The number of shares of restricted stock to be awarded to the president and chief executive officer is considered and determined by the committee annually, at the same time the committee considers and approves all restricted stock awards to be made for that year.

  "Part-Time" Executive Officers

        Our chairman of the board is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, our chairman, in consultation with our president and chief executive officer and others, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. The annual base compensation, bonus, if any, pension contribution, and perquisites of certain of our part-time executive officers (primarily those engaged in legal and accounting functions) is allocated to us and other parties to the shared services agreement, pursuant to the shared services agreement. The shared services agreement, as approved by our board of trustees, was finalized in January 2002. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations, including the payroll allocations, have been made in accordance with the terms of the shared services agreement.

        The compensation committee is apprised of the compensation paid to our advisor. Since the compensation we pay the advisor is pursuant to an agreement, as amended, which expires on April 30, 2011 and was approved by our board of trustees, the compensation committee does not approve the fairness of any such compensation. In addition, our compensation committee is apprised of the compensation paid by our advisor and other affiliates to each of our part-time executive officers.

  Compensation Consultant

        In October 2008, our compensation committee engaged FPL Associates L.P., a nationally recognized compensation consulting firm specializing in the real estate industry. FPL Associates L.P. does not perform any services for us except as a compensation consultant performing services expressly set forth in an engagement letter. Prior to our engagement of FPL Associates L.P. in October 2008, it had never performed any services on our behalf or on behalf of any of our affiliates. Subsequent to the retention of FPL Associates L.P. by us in October 2008, it was retained as a compensation consultant by the compensation committee of One Liberty Properties, Inc. One Liberty Properties, Inc. may be deemed an affiliate of ours.

        The primary purpose of our compensation committee's initial engagement of the compensation consultant was for the consultant to conduct a comprehensive benchmarking analysis for our senior executives, to enable our compensation committee to determine if the compensation of our senior executive officers was fair and reasonable and to assist our compensation committee in making any necessary adjustments to the compensation components. In January 2010, our compensation committee engaged FPL Associates L.P. to update its benchmarking analysis. In January 2010, the compensation consultant reviewed the compensation of our named executive officers. We did not retain a compensation consultant in connection with determining compensation for fiscal 2011.

        In connection with its initial benchmarking analysis, the compensation consultant and management agreed upon a methodology to determine comparative peer groups, as follows:

  •
  The Full-Time Peer Group; to be used for executives who dedicate all, or substantially all, of their business time to our affairs. The companies in this peer group could include public REITs focused on the debt side of the real estate business, debt companies which focus on similar loan size and emphasize senior lending and/or debt investment companies located in New York. The compensation consultant noted in its report to the compensation committee that the specific peer group companies are not a perfect match, due to our unique position among our peers. We are smaller than most of our peers and our primary business is to provide short-term senior financing secured by real property, whereas many of our peers engaged in mortgage lending, provide junior/mezzanine financing.

  •
  The Shared Peer Group; to be used for executives who dedicate a portion of their business time to our affairs and who also dedicate time to affiliated companies. The companies in this peer group may have similar characteristics as the full time peer group companies and also includes public equity REITs specializing in net leased properties (in view of the fact that one of the more significant companies which participates in the shared services agreement is primarily engaged in owning and operating net leased properties) and public real estate companies comparable in size to us plus our related companies (measured by market capitalization and total capitalization) but that may vary in terms of property focus.

        The peer groups used by the compensation consultant in January 2010, for its updated benchmarking analysis, are as follows:

  •
  Full-Time Peer Group: This peer group consists of ten public REITs that are comparable to us in terms of primary focus (debt REITs), size and/or geographic location. The compensation consultant also reviewed the market practices of commercial banks typically active in commercial real estate lending, as well as private debt/investment companies, as appropriate. The compensation consultant based the methodology and composition of the peer group on the initial benchmarking analysis it conducted for us. The compensation consultant made modifications to the peer group, as appropriate, to reflect the current economic environment. For example, Hanover Capital Mortgage Holdings, Inc. and CapitalSource Inc., which were included in the initial peer group, were removed from the updated peer group since Hanover Capital Mortgage Holdings, Inc. merged with another entity and CapitalSource Inc. is no longer a REIT.

        The following are the full-time peer group companies used by the compensation consultant in its updated benchmark analysis:

Arbor Realty Trust, Inc.	Capital Trust, Inc.
Dynex Capital, Inc.	iStar Financial Inc.
MFA Mortgage Investments, Inc.	New York Mortgage Trust, Inc.
NorthStar Realty Financing Corp.	PMC Commercial Trust
RAIT Financial Trust	Redwood Trust, Inc.

  •
  Shared Peer Group: This peer group consists of six public equity REITs and six public debt REITs that are comparable to our company, plus our related companies, in terms of focus, size and/or geographic location. The compensation consultant also reviewed the market practices of several commercial banks typically active in commercial real estate lending, as well as private debt/investment companies, as appropriate. The compensation consultant based the methodology and composition of the peer group on the previous benchmarking analysis it conducted for us, and did not make modifications to this peer group. The following are the shared peer group companies used by the compensation consultant:

CapLease, Inc.	Arbor Realty Trust, Inc.
Cousins Properties Incorporated	CapitalTrust, Inc.
Getty Realty Corp.	iStar Financial Inc.
Lexington Realty Trust	New York Mortgage Trust, Inc.
Urstadt Biddle Properties, Inc.	NorthStar Realty Financing Corp.
W.P. Carey and Co. LLC	RAIT Financial Trust.

        The compensation consultant used the 25th percentile as the market comparison in its conclusions because of our relatively smaller size compared to the peer group. The compensation consultant also used a plus/minus 15% threshold to define "in line" (competitive) with the market. Based on its benchmarking analysis, the compensation consultant advised that: (i) the compensation paid by us to Jeffrey A. Gould, our president and chief executive officer, is in line with market, and the compensation paid by us to Mitchell Gould, our executive vice president, and George Zweier, our chief financial officer, is in line with or slightly below market, (ii) the compensation of shared senior executives (David W. Kalish, senior vice president, finance and Mark H. Lundy, a senior vice president and general counsel) allocated to us is below 25th percentile market practices, (iii) the total compensation paid to Jeffrey A. Gould (including all compensation paid to Jeffrey Gould by affiliated companies) is above market, (iv) the total compensation paid to shared senior executives by us and affiliated companies (David W. Kalish and Mark H. Lundy) is above their peers, and (v) the equity awards are a smaller portion of total compensation compared to peers.

Components of Executive Compensation

        The principal elements of our compensation program for executive officers in 2010 were:

  •
  base salary;

  •
  commissions, which is only provided to full-time executive officers and employees primarily involved in loan origination activities;

  •
  annual cash incentive, which is available only to full-time executive officers and is provided in the form of a cash bonus;

  •
  long-term incentive compensation in the form of restricted stock; and

  •
  special benefits and perquisites.

        The special benefits and perquisites which were provided to some, but not all, of our executive officers in 2010, consisted of:

  •
  additional disability insurance;

  •
  education benefits;

  •
  long term care insurance; and

  •
  an automobile allowance or payment of automobile maintenance and repairs.

        In determining 2010 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.

  Base Salary

        Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours. Any increase in base salary is determined on a case by case basis, is not based upon a structured formula and is based upon, among other considerations (i) our performance in the preceding fiscal year (net income or loss, cash distributions, if any, paid to shareholders, stock price performance), (ii) such executive's current base salary, (iii) amounts paid by peer group companies for executive's performing substantially similar functions, (iv) years of service, (v) current job responsibilities, (vi) the individual's performance, and (vii) the recommendation of the president and chief executive officer and other senior executive officers.

        Our chairman of the board, in consultation with our president and chief executive officer and others, determines the annual base salary to be paid to each part-time senior executive officer by all the entities which are parties to the shared services agreement. In setting the annual base salary, the chairman of the board considers primarily the executive's responsibilities to all parties to the shared services agreement, the executive's performance, years of service, current annual base salary and the performance of the companies which participate in the shared services agreement in the preceding fiscal year. The annual base salary is allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted to each of the entities. The compensation committee is apprised of the allocations to the Trust of the payroll relating to our executive officers and of the compensation received by our executive officers from our advisor and the other entities which are parties to the shared services agreement. The compensation committee does not approve the payments made by us to the advisor since all such payments are made pursuant to the advisory agreement, which was approved by our board of trustees, and does not approve the payments made by the advisor to the part-time executive officers.

        Our audit committee reviews annually the allocation process under the shared services agreement pursuant to which the base salary, bonus, if any, pension contributions and perquisites of our part-time executive officers is allocated to us, to determine if the allocation process was carried out in accordance with the shared services agreement. The compensation committee reviewed the part-time executive officers' compensation allocated to us and taking into consideration the services rendered to us by each such part-time executive officer determined that such amounts were reasonable.

  Commissions

        We provide the opportunity for executive officers involved primarily in loan origination activities to earn a commission on each loan we originate. The commission is provided to motivate our loan origination group. The commission, which is currently an aggregate of 10-basis points of the loans originated, is divided among our full-time executive officers and employees engaged primarily in loan origination activities. Mitchell Gould is our only named executive officer who engages primarily in loan origination activities.

  Bonus

        We provide the opportunity for our full-time executive officers and other full-time employees to earn an annual cash bonus. We provide this opportunity both to reward our officers and employees for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote all, or substantially all, their business time to our affairs) are determined on a case-by-case basis and are determined subjectively. In arriving at the annual cash bonuses, consideration is given to both an executive's performance and to our performance. Once our compensation committee has approved the annual bonus to be paid to each executive officer, the compensation committee presents its recommendations to the board of trustees for their approval. Based on our present structure and the small number of full-time executive officers, our compensation committee has not established formulas or performance goals to determine cash bonuses for our executive officers.

  Long-term Equity Awards

        We provide the opportunity for our executive officers to receive long-term equity incentive awards. Our long-term equity incentive compensation program is designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our executive officers with our shareholders' and retain our executive officers. The compensation committee reviews long-term equity incentives for all our officers, trustees and employees annually and makes recommendations to our board of trustees for the grant of equity awards. In determining the long-term equity compensation component, the compensation committee considers all relevant factors, including our performance and individual performance. Existing ownership levels are not a factor in award determinations.

        We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options or restricted stock. Prior to 2003, we awarded stock options rather than restricted stock. In 2003 a determination was made to only award restricted stock. The compensation committee believes restricted stock awards are more effective in achieving our compensation objectives, as restricted stock has a greater retention value. In addition, because fewer shares are normally awarded, it is potentially less dilutive. Executive officers realize value upon the vesting of the restricted stock, with the value potentially increasing if our stock performance increases. Before vesting, cash dividends to shareholders, if any, are paid on all outstanding awards of restricted stock as an additional element of compensation.

        All the restricted stock awards made to date provide for a five-year "cliff" vesting. The compensation committee believes that restricted stock awards with five-year "cliff" vesting provide a strong retention incentive for executives, and aligns the interests of our executive officers with our shareholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate equity incentives granted each year to our executive officers, employees, trustees and consultants should be approximately 1% of our issued and outstanding common shares.

        We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information. Generally our compensation committee recommends and our board of trustees approves the granting of equity awards to be effective in January of each year. Effective January 15, 2011, we awarded 138,200 shares of restricted stock (including an aggregate of 21,700 shares awarded to non-management trustees and an aggregate of 43,200 shares to our named executive officers). The aggregate restricted stock authorized for awards by us on such date is approximately .99% shares of our issued and outstanding common shares.

  Executive Benefits and Perquisites

        We provide our executive officers and our employees with a competitive benefits and perquisites program. We review our executive benefits and perquisites program periodically to ensure it remains reasonable and supportable to our shareholders. For 2010, the executive benefits and perquisites we provided to executive officers accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. The executive benefits and perquisites we provided to certain of our full-time executive officers, in addition to the benefits and perquisites we provided to all our full-time employees, consisted of an automobile allowance or payments for automobile maintenance and repairs, the payment of certain educational expenses, the payment of the premiums for additional disability insurance and payment of the premiums for long-term care insurance. With respect to our part-time executive officers, the cost of their executive benefits and perquisites, which also consisted of an automobile allowance or payments for automobile maintenance and repairs, the payment of certain educational expenses, the payment of the premiums for additional disability insurance and payment of premiums for long-term care insurance, was allocated among us and other entities pursuant to the shared services agreement.

  Severance and Change of Control Agreements

        Neither our executive officers nor our employees have employment or severance agreements with us. They are "at will" employees who serve at the pleasure of our board of trustees and management, respectively.

        Except for provisions for accelerated vesting of awards of our restricted stock in a "change of control" transaction, we do not provide for any change of control protection for our executive officers, trustees or employees. Under the terms of each restricted share awards agreement, accelerated vesting occurs with respect to each person who has been awarded shares if (i) any person, corporation or other entity purchases our shares of stock for cash, securities or other consideration pursuant to a tender offer or an exchange offer, without the prior consent of our board, or (ii) any person, corporation or other entity shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly of our securities representing 20% or more of the combined voting power of our then outstanding securities ordinarily having the right to vote in the election of trustees, other than in a transaction approved by our board of trustees.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of certain non-cash compensation in excess of $1 million earned by each of the chief executive officer and the four other most highly compensated officers of publicly held companies. In 2010, all compensation paid to our full-time executives was deductible by us. The compensation committee intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable. The compensation committee has not adopted a formal policy that requires all compensation paid to the executive officers to be fully deductible.

 Analysis

  Base Salary and Bonus

        In accordance with the compensation setting process described above, base salary and bonuses for 2010 were approved as follows for named executive officers who are compensated directly by us:

	2010 Base Salary($)		2009 Base Salary ($)		2010 Bonus ($)(1)	2009 Bonus ($)(2)	Percentage % Increase of Salary and Bonus Combined
Jeffrey A. Gould	437,835		441,633		17,000	13,200	—
Mitchell Gould	258,046	(3)	236,886	(3)	13,000	12,000	8.9
George Zweier	192,545		186,404		14,000	11,300	4.5

(1)
Represents the bonus applicable to 2010 which was paid in 2011.

(2)
Represents the bonus applicable to 2009 which was paid in 2010.

(3)
Includes commissions of $11,612 in 2010 and $5,655 in 2009 earned on loan originations.

        The base salary of Jeffrey A. Gould, president and chief executive officer, has been maintained in 2010 at approximately the level fixed effective January 1, 2006. With respect to the 2010 bonus for our chief executive officer, the compensation committee considered both his handling of the problems which were encountered by us as a result of the credit and real estate crisis and his activities in redirecting our focus to our basic lending business. The base salary of Mitchell Gould in 2010, as compared to 2009 (excluding commissions), was based on his overall performance as executive vice president, including administrative duties, loan workout negotiations and origination activities (which were at an increased level in 2010). The bonus of Mitchell Gould in 2010, including commissions, increased by 1.5% year-over-year due to increased commissions, based on increased loan originations in 2010. The base salary of George Zweier, our chief financial officer, as well as his bonus applicable to 2010, was increased to recognize his individual performance.

        Mark H. Lundy serves as our senior vice president and general counsel. He is responsible for legal matters relating to loan origination and lending documentation, foreclosure activities, bankruptcy claims and issues, credit line documentation and other agreements entered into by us. In addition, he reviews our filings under the Securities Exchange Act of 1934, as amended, and our public disclosures. David W. Kalish serves as our senior vice president, finance. He has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, is involved in banking relationships, chairs our disclosure controls and procedures committee and participates in the preparation and review of our disclosures under the Securities Exchange Act of 1934, as amended, and press releases. The compensation committee determined that based on the value of his services on our behalf, the compensation of Messrs. Lundy and Kalish, which is allocated to us, was reasonable.

        The base salary and bonus of Jeffrey A. Gould, our president and chief executive officer, in 2010 is 68% greater than the compensation of Mitchell Gould, our executive vice president, and 120% greater than the compensation of George Zweier, our chief financial officer. We have not adopted a policy with regard to the relationship of compensation among named executive officers or other employees. The compensation committee was aware of the differential in compensation between Jeffrey A. Gould and Mitchell Gould and George Zweier and concluded that the differential was appropriate. Both Mitchell Gould and George Zweier have responsibilities primarily related to a specific activity, whereas Jeffrey A. Gould's responsibilities cover all our business activities including, among other things, loan originations and underwriting, negotiating joint venture agreements, loan enforcement, property sales, capital raising and investor relations.

  Long-term Equity Awards

        We believe that our long-term equity compensation program, using restricted stock awards with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock. Our policy remains to limit dilution and compensation costs. On January 15, 2011 we issued 138,200 restricted share awards representing 0.99% of our outstanding shares. In the past five years, we have awarded an average of 80,531 shares each year, representing an average of 0.67% per annum of our outstanding shares.

        Our compensation committee has commenced the process for establishing performance goals for the grant of performance based awards to senior executives, including our president and chief executive officer. We anticipate that performance based awards will be granted in 2011, at the discretion of our compensation committee. Vesting of performance based awards will be contingent on the attainment, prior to the end of a performance cycle, of the performance goal(s) that our compensation committee establishes. The minimum period with respect to which performance goals are to be measured is one year, but our compensation committee intends to establish a minimum performance cycle of five years. The number of shares with respect to which any participant may be granted performance based awards in any calendar year is 40,000 shares.

  Advisor Fees

        Fees paid to our advisor under the advisory agreement, as amended, are based on a percentage of our assets and a portion of our loan origination fees. Our main assets are real estate loans and real estate acquired in foreclosure proceedings, which generates interest and fee and rental income. Fredric H. Gould, chairman of our board, is the sole shareholder of our advisor. The advisory agreement was renegotiated between the independent trustees and management in November and December 2006 and amended effective January 1, 2007. At that time, there were four years remaining on the term of the existing agreement. The two basic changes made in the amended agreement were (i) a reduction of the percentage of assets on which the fee is based from 1% (in most instances) to 6/10 of 1% and (ii) a change in the origination fee payments to the advisor by our borrowers from 1% to 1/2 of 1%, with the proviso that no origination fee is to be paid to the advisor unless we receive an origination fee of at least 1%. The advisory agreement, which was to terminate on December 31, 2010, has been extended to April 30, 2011. During this extension period, certain of our independent trustees will be discussing and examining various alternatives for compensating our full-tine and part-time executive officers and employees.

        Since the fee paid by us to the advisor under the advisory agreement is based on an agreement which was approved by our board of trustees, the compensation committee does not review the fee nor the determinations made by Fredric H. Gould as to the payment of compensation by the advisor to any of our senior executive officers.

        Three of our named executive officers (Jeffrey A. Gould, David W. Kalish and Mark H. Lundy) receive compensation from our advisor. The compensation committee is advised of such payments. The compensation committee has determined that if the compensation paid by us to our executive officers is reasonable, then the amounts paid to them by the advisor should not be considered as a factor in the determination of compensation relating to such executive's performance for us as long as these persons are satisfactorily performing their duties on our behalf. The compensation committee has determined that all persons who receive compensation from us and also from our advisor satisfactorily performed their duties on our behalf.

  Stock Ownership Policy

        We do not have any policy regarding ownership requirements for officers or trustees. In view of the fact that all of our officers and trustees own some of our common shares (and many of our officers hold a significant number of common shares), and none of the current trustees or named executive officers has sold any shares during more than the past five years, we do not believe there is a need to adopt a policy regarding ownership of our common shares by officers and trustees.

  Perquisites

        The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are competitive and appropriate.

  Severance and Change of Control Agreements

        Except for provisions for accelerated vesting of awards of our restricted stock in a "change of control" transaction, we do not provide for any severance, termination or change of control payment or protection to our officers, trustees or employees. Accordingly, upon a change of control, the restricted stock issued to our officers, trustees, employees and consultants would automatically vest. This is the only automatic compensation benefit our officers would receive in a change of control transaction. In the event that a change of control occurred as of September 30, 2010, the restricted stock held by our named executives officers would have automatically vested and the value of each such officer's restricted stock, based on the closing price of our stock on September 30, 2010 of $6.39 per share, would have been as follows:

Name	Number of Shares of Unvested Restricted Stock Held as of September 30, 2010	Value of Outstanding Shares of Unvested Restricted Stock Upon a Change of Control at September 30, 2010 ($)
Jeffrey A. Gould	25,600	163,584
George Zweier	12,900	82,431
Mitchell Gould	24,500	156,555
David W. Kalish	25,600	163,584
Mark H. Lundy	25,600	163,584

Summary Compensation Table

        The following summary compensation table discloses the compensation paid and accrued for services rendered in all capacities to us during the 2010, 2009 and 2008 fiscal years for our chief executive officer, chief financial officer and the three other most highly compensated executive officers other than our chief executive officer and chief financial officer:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Jeffrey A. Gould	2010	437,835	17,000	35,520	224,762	(5)	715,117
President and Chief Executive	2009	441,633	13,200	32,400	207,471	(5)	694,704
Officer	2008	442,890	60,000	62,760	390,098	(5)	955,748
George Zweier,	2010	192,545	14,000	18,648	39,909	(6)	265,102
Vice President and Chief Financial	2009	186,404	11,300	17,010	50,708	(6)	265,422
Officer	2008	175,134	20,000	31,380	52,482	(6)	278,996
Mitchell Gould	2010	258,046	13,000	35,520	46,574	(7)	353,140
Executive Vice President	2009	236,886	12,000	32,400	66,578	(7)	347,864
	2008	247,360	22,000	54,915	77,023	(7)	401,298
David W. Kalish,	2010	148,012	—	35,520	77,655	(8)	261,187
Senior Vice President, Finance	2009	176,695	—	32,400	117,456	(8)	326,551
	2008	163,678	—	62,760	229,889	(8)	456,327
Mark H. Lundy,	2010	163,141	—	35,520	107,701	(9)	306,362
Senior Vice President	2009	180,810	—	32,400	148,915	(9)	362,125
	2008	181,020	—	62,760	296,442	(9)	540,222

(1)
The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould was paid directly by us. The salary of Mitchell Gould includes commissions of $11,612, $5,655 and $52,072 in 2010, 2009 and 2008, respectively, based on loan originations. David W. Kalish and Mark H. Lundy do not receive salary or bonus directly from us. They receive an annual salary and bonus from Gould Investors L.P. and related companies and their respective salaries and bonuses, if any, are allocated to us pursuant to the shared services agreement. The salaries of David W. Kalish and Mark H. Lundy that are allocated to us are set forth in the above Summary Compensation Table. Reference is made to the caption "Certain Relationships and Related Transactions" for a discussion of additional compensation paid to Jeffrey A. Gould, David W. Kalish and Mark H. Lundy by entities owned by Fredric H. Gould, the chairman of our board.

(2)
The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2010, 2009 and 2008 reflects our performance and the performance of our named executive officers for such years and was paid in 2011, 2010 and 2009, respectively.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. See Notes 1 and 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2010 for a discussion of restricted stock awards. Amounts for fiscal 2009 and fiscal 2008 have been re-calculated in accordance with changes to the SEC rules adopted in December 2009 and therefore do not match the amounts shown in our proxy statement for our 2010 annual meeting of shareholders. The vesting schedules applicable to the restricted stock awards are described under "—Components of Executive Compensation—Long-Term Equity Awards" above. Excludes 9,750 restricted shares awarded to each of the named executive officers (other than George Zweier who was awarded 4,200 shares) effective January 15, 2011.

(4)
We maintain a tax qualified defined contribution plan for all of our officers and employees, and entities which are parties with us to a shared services agreement (including Gould Investors L.P.) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to its plan for each of its officers and employees) equal to 15% of such person's annual earnings, not to exceed $36,750 in 2010, $36,750 in 2009 and $34,500 in 2008 for any person. With respect to Jeffrey A. Gould, David W. Kalish and Mark H. Lundy, the total amount set forth in the column "All Other Compensation" also includes compensation paid to them in fiscal 2010, 2009 and 2008 by our advisor, REIT Management Corp. See footnotes (5), (8) and (9) below. REIT Management Corp. is wholly owned by Fredric H. Gould, the chairman of our board.

(5)
Includes dividends of $0, $23,575 and $47,391 paid to Jeffrey A. Gould in 2010, 2009 and 2008, respectively, on restricted stock awarded to him, compensation of $166,781, $125,375 and $286,310 paid to him in 2010, 2009 and 2008, respectively, by REIT Management Corp., and our contribution of $36,750, $36,188 and $34,313 paid for his benefit to our defined contribution plan in 2010, 2009 and 2008, respectively. Also includes perquisites totaling $21,231, $22,333 and $22,084 in 2010, 2009 and 2008, respectively, of which $15,988 in 2010, $16,599 in 2009 and $14,764 in 2008 represents an automobile allowance, $3,843 in 2010, $4,335 in 2009 and $4,335 in 2008 represents a premium paid for additional disability insurance and $1,400 in 2010, $1,399 in 2009 and $2,985 in 2008 represents a premium paid for long-term care insurance.

(6)
Includes dividends of $0, $10,695 and $17,173 paid to George Zweier in 2010, 2009 and 2008, respectively, on restricted stock awarded to him and our contribution of $35,053, $35,323 and $30,770 in 2010, 2009 and 2008, respectively, paid for his benefit to our defined contribution plan. Also includes an automobile allowance of $4,856 in 2010, $4,690 in 2009, and $4,539 in 2008.

(7)
Includes dividends of $0, $20,240 and $31,777 paid to Mitchell Gould in 2010, 2009 and 2008, respectively, on restricted stock awarded to him and our contribution of $36,750, $36,188 and $34,313 paid for his benefit in 2010, 2009 and 2008, respectively, to our defined contribution plan. Also includes an automobile allowance of $9,824 in 2010, $10,150 in 2009 and $6,050 in 2008.

(8)
Includes dividends of $0, $23,575 and $47,391 paid to David W. Kalish in 2010, 2009 and 2008, respectively, on restricted shares awarded to him, compensation of $58,051, $72,250 and $163,955 paid to him in 2010, 2009 and 2008, respectively, by REIT Management Corp., and perquisites of $19,604, $21,631 and $18,543 in 2010, 2009, 2008, respectively. The perquisites include contributions of $11,394, $12,600 and $11,858 paid for his benefit to the Gould Investors L.P. defined contribution plan in 2010, 2009 and 2008, respectively, and $8,210, $9,031 and $6,685 in 2010, 2009 and 2008, respectively, incurred by Gould Investors L.P. for additional disability insurance, long-term care insurance and an automobile allowance. The amounts reflected as perquisites are determined pursuant to the shared services agreement.

(9)
Includes dividends of $0, $23,575 and $47,391 paid to Mark H. Lundy in 2010, 2009 and 2008, respectively, on restricted shares awarded to him, compensation of $82,953, $101,575 and $228,070 paid to him in 2010, 2009 and 2008, respectively, by REIT Management Corp, and perquisites of $24,748, $23,765 and $20,981 in 2010, 2009 and 2008, respectively. The perquisites include contributions of $12,054, $12,949 and $12,784 paid for his benefit to the Gould Investors L.P. defined contribution plan in 2010, 2009 and 2008, respectively, and $12,694, $10,816 and $8,197 in 2010, 2009 and 2008, respectively, incurred by Gould Investors L.P. for additional disability insurance, long-term care insurance, an education benefit and an automobile allowance. The amounts reflected as perquisites are determined pursuant to the shared services agreement.

 Grant of Plan-Based Awards

        The following table discloses the grants of plan-based awards during the 2010 fiscal year for our chief executive officer, chief financial officer and the three other most highly compensated executive officers other than our chief executive officer and chief financial officer:

Name	Grant Date	Board Action Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Grant Date Fair Value of Stock Awards $(2)
Jeffrey A. Gould	1/29/10	1/14/10	8,000	35,520
George Zweier	1/29/10	1/14/10	4,200	18,648
Mitchell Gould	1/29/10	1/14/10	8,000	35,520
David W. Kalish	1/29/10	1/14/10	8,000	35,520
Mark H. Lundy	1/29/10	1/14/10	8,000	35,520

(1)
This column represents the grant in 2010 of restricted shares to each of our named executive officers. These shares of restricted stock vest five years from the grant date, and any dividends we may pay to our shareholders are also paid to holders of our restricted stock at the same dividend rate.

(2)
Shown is the aggregate grant date fair value computed in accordance with ASC Topic 718 for restricted stock awards in 2010. By contrast, the amount shown for restricted stock awards in the Summary Compensation Table is the amount expensed by us for financial statement purposes for all restricted awards granted to the named executive officers which have not vested.

Outstanding Equity Awards at Fiscal Year-End

        The following table discloses the outstanding equity awards at September 30, 2010 for our chief executive officer, chief financial officer and the three other most highly compensated executive officers other than our chief executive officer and chief financial officer:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeffrey A. Gould	—	—	—		—	25,600	(1)	163,584
George Zweier	2,500	—	6.40	(4)	12/10/10	12,900	(2)	82,431
	5,000	—	8.63	(4)	12/9/11
Mitchell Gould	—	—	—		—	24,500	(3)	156,555
David W. Kalish	—	—	—		—	25,600	(1)	163,584
Mark H. Lundy	—	—	—		—	25,600	(1)	163,584

(1)
On January 31, 2005, January 31, 2006, January 31, 2007, January 31, 2008, February 2, 2009 and January 29, 2010, we awarded 2,900, 2,800, 2,800, 4,000, 8,000 and 8,000 restricted shares, respectively. Each share vests five years after the grant date.

(2)
On January 31, 2005, January 31, 2006, January 31, 2007, January 31, 2008, February 2, 2009 and January 29, 2010, we awarded 600, 1,000, 1,500, 2,000, 4,200 and 4,200 restricted shares, respectively. Each share vests five years after the grant date.

(3)
On January 31, 2005, January 31, 2006, January 31, 2007, January 31, 2008, February 2, 2009 and January 29, 2010, we awarded 1,100, 2,500, 2,500, 3,500, 8,000 and 8,000 restricted shares, respectively. Each share vests five years after the grant date.

(4)
As of October 30, 2009, the option exercise prices were reduced for options expiring on December 10, 2010 from $7.75 to $6.40 and reduced for options expiring December 9, 2011 from $10.45 to $8.63. The reduction, made pursuant to the anti-dilution provisions of the applicable stock option plan, is due to the issuance of our common shares on October 30, 2009 in connection with our payment of a special dividend.

Option Exercises and Stock Vested

        The following table discloses options exercised and stock vested during the 2010 fiscal year for our chief executive officer, chief financial officer and the three other most highly compensated executive officers other than our chief executive officer and chief financial officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	—	—	2,900	12,876
George Zweier	—	—	600	2,664
Mitchell Gould	—	—	1,100	4,884
David W. Kalish	—	—	2,900	12,876
Mark H. Lundy	—	—	2,900	12,876

Pension Benefits

        Since the only pension benefit plan we maintain is a tax qualified defined contribution plan, a Pension Benefits Table is not provided. Contributions to the defined contribution plan for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is included in the Summary Compensation Table and the amount allocated to us pursuant to the shared services agreement for the amounts contributed for the benefit of David W. Kalish and Mark H. Lundy to the Gould Investors L.P. defined contribution plan is also included in the Summary Compensation Table.

        We have adopted a tax qualified defined contribution plan covering all our employees. The plan is administered by Fredric H. Gould, Simeon Brinberg and David W. Kalish (Messrs. Brinberg and Kalish are non-trustee officers of ours). Annual contributions are based on 15% of an employee's annual earnings (including any cash bonus), not to exceed $36,750 per employee in fiscal 2010. Partial vesting commences two years after employment, increasing annually until full vesting is achieved at the completion of six years of employment. The method of payment of benefits to participants upon retirement is determined solely by the participant, who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account, the amount of which is based on the amount of contributions and the results of the plan's investments.

        For the year ended September 30, 2010, $36,750 was contributed for the benefit of Jeffrey A. Gould, with 23 years of credited service, $35,053 was contributed for the benefit of George Zweier, with 12 years of credited service and $36,750 was contributed for the benefit of Mitchell Gould, with 12 years of credited service. The aggregate amount accumulated to date for Jeffrey A. Gould, George Zweier and Mitchell Gould is approximately $1,142,000, $310,000 and $398,000, respectively.

Non-Qualified Deferred Compensation

        We do not provide any non-qualified deferred compensation to our executive officers.

 REPORT OF THE COMPENSATION COMMITTEE

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Jeffrey Rubin (Chairman) Alan Ginsburg Jonathan H. Simon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

        Fredric H. Gould, chairman of our board of trustees, is chairman of the board of directors of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also chairman of the board of directors and sole stockholder of the managing general partner of Gould Investors L.P., a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, and the sole member of a limited liability company which is the other general partner of Gould Investors L.P. Gould Investors L.P. owns approximately 19.9% of our outstanding common shares. In addition, Mr. Gould is an officer and sole shareholder of REIT Management Corp., our advisor.

        Jeffrey A. Gould, a trustee and our president and chief executive officer, is a senior vice president and a director of One Liberty Properties, Inc. and a vice president of the managing general partner of Gould Investors L.P. Matthew J. Gould, a trustee and one of our senior vice presidents, is a senior vice president and a director of One Liberty Properties, Inc., and president of the managing general partner of Gould Investors L.P. He is also an executive officer of REIT Management Corp. and of Majestic Property Management Corp. In addition, David W. Kalish, Simeon Brinberg, Mark H. Lundy and Israel Rosenzweig, each of whom is an executive officer of our company, are executive officers of One Liberty Properties, Inc. and of the corporate managing general partner of Gould Investors L.P. Messrs. Kalish and Lundy are also officers of Majestic Property Management Corp.

Related Party Transactions

        We and certain related entities, including Gould Investors L.P., One Liberty Properties, Inc., Majestic Property Management Corp. and REIT Management Corp., occupy common office space and share certain services and personnel in common. In fiscal 2010, we reimbursed Gould Investors L.P. $822,000 for common general and administrative expenses, including rent, telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. The reimbursement amount includes $79,000 contributed to the annual rent of $495,000 paid by Gould Investors L.P., One Liberty Properties, Inc. and related entities to a subsidiary of Gould Investors L.P. which owns the building in which the offices of these entities are located, and an aggregate of $590,000 allocated to us for services performed by certain executive officers who are engaged by us on a part-time basis, including the amounts allocated for the salary and benefits of David W. Kalish and Mark H. Lundy as set forth in the "Summary Compensation Table" and $124,901 allocated for the salary of Simeon Brinberg. The allocation of general and administrative expenses is computed in accordance with a shared services agreement, and is based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to the shared services agreement. The services of secretarial personnel generally is allocated on the same basis as that of the executive to whom each secretary is assigned. The amount of general and administrative expenses allocated to us, represents approximately 24.8% of the total expenses allocated to all entities which are parties to the shared services agreement. We also lease under a direct lease with a subsidiary of Gould Investors L.P. approximately 1,800 square feet of office space at an annual rental of $60,000, which is a competitive rent for comparable office space in the area in which the building is located.

        We are party to an advisory agreement between us and REIT Management Corp., a company wholly-owned by Fredric H. Gould. Pursuant to the advisory agreement, REIT Management Corp. furnishes advisory and administrative services with respect to our business, including, without limitation, arranging credit lines, interfacing with lending banks, participating in our loan analyses and approvals, providing investment advice, providing assistance with building inspections, construction supervision, and workout and litigation and foreclosure action support. Pursuant to the advisory agreement, REIT Management Corp. receives an annual fee of 6/10 of 1% of our invested assets and our borrowers pay a fee to REIT Management Corp., upon funding a loan commitment, of 1/2 of 1% of the total commitment amount, provided that we have received at least a loan commitment fee of 1% from the borrower in any such transaction and any loan commitment fee in excess of 1 1/2% is to be paid to us. The annual fee to REIT Management Corp. includes non-accruing mortgages receivable. Borrowers may also pay an inspection fee to REIT Management Corp. for building inspections relating to loan originations and to construction loan fundings. The advisory agreement, as extended, will expire on April 30, 2011. In fiscal 2010, we paid a fee under the advisory agreement to REIT Management Corp. of $785,000 and our borrowers paid fees to REIT Management Corp. of $84,000.

        All of the outstanding shares of REIT Management Corp. are owned by Fredric H. Gould. Fredric H. Gould and Matthew J. Gould are executive officers of REIT Management Corp. The total compensation they each received from REIT Management Corp. in fiscal 2010 is $93,524 and $96,781, respectively. The compensation received in fiscal 2010 by Jeffrey A. Gould, David W. Kalish and Mark H. Lundy from REIT Management Corp. is set forth in the Summary Compensation Table and the notes to the table. Simeon Brinberg and Israel Rosenzweig, also executive officers of ours, received compensation from REIT Management Corp. in fiscal 2010 of $16,000 and $49,485, respectively.

        Majestic Property Management Corp., a company which is wholly-owned by Fredric H. Gould, provides real property management services and construction supervisory fees, real estate brokerage, mortgage brokerage and construction supervision services for affiliated entities, as well as companies that are non-affiliated entities. In fiscal 2010, we paid Majestic Property Management Corp. fees for management and construction supervisory services totaling $54,000, representing, in the aggregate, less than 2.0% of the fiscal 2010 revenues of Majestic Property Management Corp. In addition, in fiscal 2010, two unconsolidated joint ventures, in which we owned a 50% joint venture interest, paid Majestic Property Management Corp. for management services and brokerage commissions, a total $11,500, representing less than 1% of the fiscal 2010 revenues of Majestic Property Management Corp. Fredric H. Gould received compensation from Majestic Property Management Corp. of $0 in fiscal 2010, and the following executive officers of ours (some of whom are officers of Majestic Property Management Corp.) received compensation from Majestic Property Management Corp. in fiscal 2010 as follows: Simeon Brinberg, $17,000; Jeffrey A. Gould, $176,323; Matthew J. Gould, $115,385; David W. Kalish, $68,323; Mark H. Lundy, $98,380; and Israel Rosenzweig, $59,516. None of this compensation is included in the compensation set forth in our Summary Compensation Table. The real property management services provided by Majestic Property Management Corp. to us and our joint ventures include, among other things, rent billing and collection, leasing (including compliance with regulatory statutes and rules; i.e., New York City rent control and rent stabilization rules) and construction supervision of property improvements, maintenance and repairs related to foreclosed properties.

        The fees paid by us to REIT Management Corp. and Majestic Property Management Corp. and the expenses reimbursed to Gould Investors L.P. under the shared services agreement were reviewed by our audit committee. The fees paid to REIT Management Corp. are paid pursuant to the advisory agreement, which was revised and amended effective January 1, 2007, after review by our independent trustees. The expenses reimbursed to Gould Investors L.P. are reimbursed pursuant to the shared services agreement. The fees to Majestic Property Management Corp. are based on fees which would have been charged by unaffiliated persons for comparable services. Simeon Brinberg, Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy and Israel Rosenzweig also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in fiscal 2010.

        Effective January 1, 2007, we, Gould Investors L.P., One Liberty Properties and Fredric H. Gould (personally) purchased from Citation Shares Sales, Inc., a fractional 6.25% interest in an airplane. We purchased our fractional interest in order to facilitate property site inspections by our officers, employees and loan underwriters. We purchased 40% of the 6.25% of interest for $172,000 (depreciable over five years), representing our pro rata share of the total purchase price and agreed to pay our pro rata share of the operating costs. The management agreement for the airplane with Citation Sales Shares Inc. is for a period of five years and provides for the monthly operating costs to be adjusted annually, based upon a fixed schedule set forth in the agreement. Georgetown Partners, Inc., managing general partner of Gould Investors L.P., acting as nominee for the purchasers executed the purchase agreement and "management agreement." We are allotted our pro rata share of 250 hours of usage under the purchase agreement for the five years of the agreement. The airplane (or any substitute airplane used pursuant to the terms of the agreement) is used by us for business purposes only. All payments made by us in this transaction are made directly to the seller of the aircraft and the manager, both unrelated parties. At the conclusion of each year, the parties which purchased the fractional interest and pay a pro rata share of operating expenses, "true up" operating expenses, if any participant uses hours in excess of those allotted to it. The purchasers of the 6.25% fractional interest, as a group, have the right to reconvey the interest to the seller at any time, twelve months subsequent to the date that title to the aircraft was acquired, at a price equal to the fair market value of the interest, determined by negotiation and if the parties cannot agree on a price, then independent third party appraisals are to be performed. In fiscal 2010, we incurred net maintenance charges of $89,000 and expensed depreciation of $36,000 with respect to the fractional interest.

Policies and Procedures

        Our code of business conduct and ethics provides in the "Conflicts of Interest" section that our board of trustees is aware of certain transactions between us and affiliated entities, including the sharing of services pursuant to the terms of a shared services agreement and the provision of services by affiliated entities to us. The provision states that the board has determined that the services provided by affiliated entities to us are beneficial and that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved by the audit committee which is satisfied that the fees, charges and other payments made to the affiliated entities are at no greater cost or expense to us then would be incurred if we were to obtain substantially the same services from unrelated and unaffiliated entities. The term "affiliated entities" is defined in the code of business conduct and ethics as all parties to the shared services agreement and other entities in which our officers and trustees have an interest.

        Our audit committee is advised of related party transactions which occurred in the prior quarter at each quarterly meeting, reviews the facts of the transactions and either approves/ratifies or disapproves the transactions. If a transaction relates to a member of our audit committee, such member does not participate in the audit committee's deliberations. Our audit committee presents the facts of all related party transactions to our board of trustees on an annual basis. A majority of our independent trustees must approve/ratify or disapprove such related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, trustees and persons who beneficially own more than 10% of our common shares to file Initial Reports of Ownership and Reports of Changes in Ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, trustees and greater than 10% beneficial owners are required by the rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of these reports filed with the SEC, we believe that none of our trustees, executive officers and greater than 10% beneficial owners have failed to file on a timely basis reports required by Section 16(a) during fiscal 2010.

 SUBMISSION OF SHAREHOLDER PROPOSALS

        Our annual meeting of shareholders for the year ending September 30, 2011 is scheduled to be held in March 2012. In order to have any proposal presented by a shareholder at the meeting included in the proxy statement and form of proxy relating to the 2012 meeting, the proposal must be received by us no later than September 30, 2011.

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead intended to be presented directly at the 2012 annual meeting of shareholders, rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, permit us to exercise discretionary authority to the extent conferred by proxy if we:

  •
  receive notice of the proposal before December 14, 2011 and advise shareholders in the proxy statement for the 2012 annual meeting of shareholders of the nature of the proposal and how management intends to vote on such matter, or

  •
  do not receive notice of the proposal before December 14, 2011.

HOUSEHOLDING

        Beneficial owners of our common shares who share a single address may receive only one copy of the proxy materials unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as "householding," is designed to reduce printing and mailing costs. If any beneficial shareowner(s) at such an address wish to discontinue householding and receive a separate copy of the proxy materials, they may (1) if their shares are held in street name, notify their broker, or (2) if they are shareholders of record, direct a written request to: BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Corporate Secretary.

OTHER MATTERS

        As of the date of this proxy statement, we do not know of any matter other than those stated in this proxy statement which are to be presented at the annual meeting of shareholders. If any other matter should properly come before the meeting, the persons named in the proxy card will vote the common shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By order of the Board of Trustees
Simeon Brinberg, Secretary

14475 BRT REALTY TRUST PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS March 7, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned hereby appoints Simeon Brinberg and Mark H. Lundy, and each of them as Proxies, each with the power to act without the other and with the power appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Beneficial Interest, $3.00 par value of BRT Realty Trust held of record by the undersigned on January 17, 2011 at the Annual Meeting of Shareholders to be held on March 7, 2011 or any adjournments thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF BRT REALTY TRUST March 7, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.brtrealty.com/investorrelations/statements/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees O Kenneth F. Bernstein O Fredric H. Gould O Gary Hurand O Elie Weiss 2. To approve, by non-binding vote, executive compensation. 3. To recommend, by non-binding vote, the frequency of executive compensation votes. 4. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending September 30, 2011. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 4 and for 3 years with respect to proposal 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees' recommendation. The Proxies cannot vote your shares of beneficial interest unless you sign and return this card. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: The Board of Trustees recommends a vote "FOR" proposals 1, 2 and 4 and that you vote for 3 years with respect to proposal 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20430403000000000000 4 030711 FOR AGAINST ABSTAIN 2 Years 3 Years ABSTAIN 1 Year FOR AGAINST ABSTAIN

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees O Kenneth F. Bernstein O Fredric H. Gould O Gary Hurand O Elie Weiss 2. To approve, by non-binding vote, executive compensation. 3. To recommend, by non-binding vote, the frequency of executive compensation votes. 4. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending September 30, 2011. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 4 and for 3 years with respect to proposal 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees' recommendation. The Proxies cannot vote your shares of beneficial interest unless you sign and return this card. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ANNUAL MEETING OF SHAREHOLDERS OF BRT REALTY TRUST March 7, 2011 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. The Board of Trustees recommends a vote "FOR" proposals 1, 2 and 4 and that you vote for 3 years with respect to proposal 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20430403000000000000 4 030711 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.brtrealty.com/investorrelations/statements/ FOR AGAINST ABSTAIN 2 Years 3 Years ABSTAIN 1 Year FOR AGAINST ABSTAIN